SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            Form 8-K


                          CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): February 10, 1999




Commission    Registrant; State of Incorporation;      IRS Employer
File Number       Address; and Telephone Number      Identification No.


1-11375       UNICOM CORPORATION                        36-3961038
         (an Illinois corporation)
         37th Floor, 10 South Dearborn Street
         Post Office Box A-3005
         Chicago, Illinois 60690-3005
         312/394-7399


1-1839        COMMONWEALTH EDISON COMPANY               36-0938600
         (an Illinois corporation)
         37th Floor, 10 South Dearborn Street
         Post Office Box 767
         Chicago, Illinois 60690-0767
         312/394-4321








Item 5.  Other Events.

Share Repurchases

As part of its previously announced plan to repurchase $550 million of its common stock, Unicom has entered into a prepaid forward purchase arrangement with a financial institution for the repurchase of approximately 15 million shares of Unicom common stock. The repurchase arrangement provides for final settlement no later than February, 2000, on either a physical (share) basis, or a net cash basis. The amount at which the arrangement can be settled is dependent principally upon the average market price at which the financial institution purchases such shares as compared to the forward price per share. The share repurchases will not reduce shares outstanding for purposes of earnings per share calculations or reduce common stock equity and resulting return on equity calculations until the date of physical settlement. Unicom does not anticipate that settlement will occur in 1999. The repurchase arrangement will initially be recorded as a receivable on Unicom's balance sheet and will be adjusted at the end of each reporting period to reflect the aggregate market value of the shares deliverable under the arrangement. Consequently, the arrangement could increase earnings volatility in 1999.

This arrangement supplements a previously announced program to repurchase up to $200 million of Unicom common stock. Shares repurchased under that program will also be outstanding for financial statement purposes until the time of physical settlement, which is currently expected to extend to February 2000. As of December 31, 1998, this arrangement has been accounted for as an equity instrument. If this arrangement had been settled on a physical basis at December 31, 1998, Unicom would have received approximately 5.1 million shares of its common stock.

The share repurchases are being affected in connection with the issuance in December 1998 of $3.4 billion of asset-backed securities, the proceeds of which are being used to redeem debt and equity securities and reduce the overall cost of capital of Unicom and its primary subsidiary, Commonwealth Edison Company (ComEd). ComEd will repurchase approximately $750 million of ComEd common stock held by Unicom using the proceeds from the asset-backed securities. Unicom will use the proceeds it receives from the ComEd share repurchases to repurchase shares of Unicom stock in accordance with the above-referenced programs.
To date, Unicom and ComEd have announced the repurchase of approximately $2.2 billion in debt and preference stock, and $750 million in equity with proceeds of the asset-backed security issuance. The remaining proceeds from the issuance of the asset-backed securities will be used for the repurchase of debt and equity securities and to pay for expenses associated with the various securities transactions.



                           SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                                        UNICOM CORPORATION
                                           (Registrant)


Date: February 10, 1999             By:    John C. Bukovski
                                        -----------------------
                                           John C. Bukovski
                                        Senior Vice President






                                     COMMONWEALTH EDISON COMPANY
                                             (Registrant)


Date: February 10, 1999             By:    John C. Bukovski
                                       ------------------------
                                           John C. Bukovski
                                         Senior Vice President